EXHIBIT 10.07
CHANGE OF CONTROL SEVERANCE AGREEMENT
This Change of Control Severance Agreement (this “Agreement”), dated as of    , (the
“Effective Date”), is made by and between Vocera Communications, Inc., a Delaware corporation (the “Company”), and NAME, an executive officer or other key employee of the Company or one of the Company’s subsidiaries (the “Employee”). [This Agreement supersedes and replaces the Change of
Control Severance Agreement, dated as of    , by and between the Company and Employee.]
RECITALS
WHEREAS, the Company considers it to be in the best interests of the Company and its stockholders to foster the continuous employment of certain key management personnel;
WHEREAS, the Board of Directors of the Company or the Compensation Committee thereof (either, the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change of Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties and responsibilities without distraction in light of the possibility of a Change of Control.
NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows.
ARTICLES
1.    Definitions. The following terms referred to in this Agreement shall have the following meanings.
“Bankruptcy/Insolvency Event” shall mean any proceeding that is brought or filed by or against the Company seeking liquidation, dissolution or similar relief under any bankruptcy, insolvency or similar law now or hereafter in effect, and, in the event of a proceeding filed on an involuntary basis, such proceeding is not dismissed or discharged within ninety (90) days.
“Cause” shall mean, in all cases as determined in the Company’s sole discretion: (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company, (ii) failure or inability to perform any assigned duties after written notice from the Company to the Employee of, and a fourteen (14) calendar day opportunity to cure such failure or inability, if, and only if, cure is possible as determined in the Company’s sole discretion, (iii) commission of any act of fraud with respect to the Company or any of its affiliates causing material harm to the business, assets or reputation of the Company or any of its affiliates, (iv) conviction (including any plea of no contest) of a felony or a crime involving moral turpitude, (v) the Employee’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or any of its affiliates which use causes material harm to the Company or any of its affiliates or (vi) the Employee’s material breach of any contractual obligation to the Company or any written policy of the Company, which breach is not remedied within fourteen (14) calendar days of written notice.
“Change of Control” means the occurrence of any of the following events after the date hereof:
(i)any “Person” (as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change of Control; or
(ii)the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(iii)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(iv)a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (iv), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control.
For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
“Compensation Continuation Period” shall mean for the purposes of Section 4, the period of time commencing with the date of the Employee’s Involuntary Termination at any time and ending with the expiration of [ ] months following the date of the Employee’s Involuntary Termination, and for the purposes of Section 5, the period of time commencing with the date of the Employee’s Involuntary Termination at any time within the period beginning two (2) months before a Change of Control and ending twelve (12) months after a Change of Control, and ending with

the expiration of [     ] months following the date of the Employee’s Involuntary Termination.
“Good Reason” shall mean the occurrence of any of the following: (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, title or responsibilities relative to the Employee’s duties, title or responsibilities in effect immediately prior to such reduction; (ii) a reduction by the Company of the Employee’s base salary by at least 10% as in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction); (iii) a reduction by the Company of the Employee’s target bonus opportunity by at least 10% as in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction); (iv) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from their current facility, which is more than fifty (50) miles from the Employee’s current residence; (v) the Company’s material breach of any contractual obligation to the Employee or any written policy applicable to the Employee, which breach is not remedied within fourteen (14) days of written notice; or (vi) the failure of the Company to obtain the assumption of this Agreement by a successor. Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above, the Employee must provide written notice to the Company within ninety (90) days of the occurrence of a condition listed above and allow the Company thirty (30) days in which to cure such condition. Additionally, in the event the Company fails to cure the condition within the cure period provided, the Employee must terminate employment with the Company within thirty (30) days of the end of the cure period.
“Involuntary Termination” shall mean a termination of the Employee by the Company without Cause or a resignation by the Employee within ninety (90) days of any event constituting Good Reason [; provided, however, that for the purposes of Section 4, Involuntary Termination shall not mean a resignation by the Employee within ninety (90) days of any event constituting Good Reason].
2.    Term of Agreement. This Agreement shall be in effect for the period commencing on the Effective Date and ending on the thirty-six (36) month anniversary of the Effective Date (the “Original Term”); provided that at the end of the Original Term and for each one-year period thereafter (each year a “Renewal Term”), this Agreement shall be automatically extended for successive additional one-year Renewal Terms unless the Company has provided six (6) months prior notice to the Employee of non-renewal prior to the end of the Original Term or the applicable Renewal Term; and provided further that (i) if a Change of Control shall have occurred during an Original Term or a Renewal Term or (ii) if the Company enters into a definitive agreement during an Original Term or a Renewal Term that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies) and such definitive agreement is not subsequently terminated, this Agreement shall remain in effect for a period of twelve (12) months following the date of the consummation of such Change in Control, and this Agreement shall remain in effect to give effect to its provisions. Notwithstanding the forgoing, this Agreement shall terminate immediately upon a Bankruptcy/Insolvency Event.
3.At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.
4.Severance Benefits (except Change of Control Severance Benefits); Non-Solicitation.
(a)    Involuntary Termination. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination (except at any time within the period beginning two (2) months before a Change of Control and ending twelve (12) months after a Change of Control which is addressed by Section 5), then the Employee shall be entitled to receive from the Company the following benefits, contingent upon the Employee’s execution, delivery and non-revocation of a release and waiver of claims satisfactory to the Company (the “Release”) within forty-five (45) days from the Employee’s “separation from service” (within the meaning of Section 409A); provided, however, that in any case where the period during which the Employee has discretion to execute or revoke the Release straddles two taxable years of the Employee, any payments required to be made to the Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.
(i)Cash Severance Payments. Employee shall receive an aggregate amount
(the “Severance Amount”) equal to [[A]     ] times the Employee’s annual base salary in effect
on the date of termination [plus (B) _____ times the greater of (x) the Employee’s annual target bonus amount for the year of termination assuming a one hundred percent (100%) payout on all objectives under the Company’s bonus plan in effect on the date of termination or (y) the Employee’s actual annual bonus paid to the Employee in the most recently completed fiscal year preceding the date of termination], subject to deductions and withholdings. In accordance with to the terms of the Release, the Company shall pay the Severance Amount to the Employee in a lump sum within sixty (60) days from the Employee’s separation from service; provided the Release has been timely executed and delivered to the Company, and not revoked prior to such date.
(ii)Health Benefits Continuation. During the Compensation Continuation Period, through COBRA or otherwise, the Company shall continue to make available to the Employee and Employee’s spouse and dependents covered under any group health plans of the Company on the date of such termination of employment, all group health insurance plans in which Employee or such covered dependents participate on the date of the Employee’s termination at the same cost to the Employee as the Employee paid for such benefits prior to termination of employment.
(iii)Forfeiture upon Breach of Covenants. Notwithstanding any of the foregoing, if the Employee breaches their obligations under paragraph (d) or (e) of this Section 4, from and after the date of such breach, (x) the Employee will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Amount and (y) the Employee will no longer be entitled to, and the Company will no longer be obligated to make available to Employee or Employee’s spouse or dependents, any group health insurance plans or any payment in respect of such plans starting as of the date of such breach, as determined in the Company’s sole discretion.
(iv)    Equity Acceleration. As of the termination date, vesting and exercisability of each option, restricted stock award, restricted stock unit or other stock-based award (each, a “Stock Award”) shall be accelerated and the forfeiture provisions and/or Company right of repurchase of each Stock Award shall automatically lapse accordingly with respect to an additional twelve (12) months of vesting commencing from the date of the Employee’s termination of employment; provided that any performance-based vesting criteria shall be treated in accordance with the applicable award agreement or applicable equity plan governing the terms of such award.
(b)Other Termination. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination, then the Employee shall not be entitled to receive the Severance Amount or other benefits under this Section 4.
(c)Accrued Wages; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any earned but unpaid base salary due for periods prior to the date of termination and any earned but unpaid bonuses from a prior fiscal year; (ii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.
(d)Non-Solicitation. In consideration of the benefits and protections conferred under this Agreement, Employee agrees that for the Non-solicit Period (as defined below), the Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Personnel (as defined below) to leave their employment, or take away such Personnel, or attempt to solicit, induce, recruit, encourage or take away such Personnel, either for the Employee or for any other person or entity. “Personnel” means any of the Company’s employees and any former employees who have terminated their employment with the Company within six months of the date of the purported solicitation, in each case excluding the Employee’s administrative assistant. “Non-solicit Period” means the Compensation Continuation Period.
(a)Confidentiality. Employee agrees that they will continue to abide by the confidentiality provisions in the Company’s Employment, Confidential Information and Invention Assignment Agreement, or similar agreement, as executed by the Employee.
5.    Change of Control and Severance Benefits; Non-Solicitation.
(a)    Involuntary Termination Following Change of Control. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time within the period beginning two (2) months before a Change of Control and ending twelve (12) months after a

Change of Control, then the Employee shall be entitled to receive from the Company the following benefits, contingent upon the Employee’s execution, delivery and non-revocation of the Release within forty-five (45) days from the Employee’s “separation from service” (within the meaning of Section 409A); provided, however, that in any case where the period during which the Employee has discretion to execute or revoke the Release straddles two taxable years of the Employee, any payments required to be made to the Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.
(i)Cash Severance Payments. Employee shall receive a Severance Amount
equal to (A)    times Employee’s annual base salary in effect on the date of termination plus
(B)    times the greater of (x) the Employee’s annual target bonus amount for the year of termination assuming a one hundred percent (100%) payout on all objectives under the Company’s bonus plan in effect on the date of termination or (y) the Employee’s actual annual bonus paid to the Employee in the most recently completed fiscal year preceding the date of termination. These payments will be subject to standard deductions and withholding. In accordance with the terms of the Release, the Company shall pay the Severance Amount to the Employee in a lump sum within sixty (60) days from the Employee’s separation from service; provided the Release has been timely executed and delivered to the Company, and not revoked prior to such date.
(ii)Health Benefits Continuation. During the Compensation Continuation Period, through COBRA or otherwise, the Company shall continue to make available to the Employee and Employee’s spouse and dependents covered under any group health plans of the Company on the date of such termination of employment, all group health insurance plans in which Employee or such covered dependents participate on the date of the Employee’s termination at the same cost to the Employee as the Employee paid for such benefits prior to termination of employment.
(iii)Forfeiture upon Breach of Covenants. Notwithstanding any of the foregoing, if the Employee breaches their obligations under paragraph (e) or (f) of this Section 5, from and after the date of such breach, (x) the Employee will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Amount and (y) the Employee will no longer be entitled to, and the Company will no longer be obligated to make available to Employee or Employee’s spouse or dependents, any group health insurance plans or any payment in respect of such plans starting as of the date of such breach, as determined in the Company’s sole discretion.
(iv)Equity Acceleration. As of the termination date, the vesting and exercisability of each Stock Award shall be automatically accelerated in full and the forfeiture provisions and/or Company right of repurchase of each Stock Award shall automatically lapse accordingly; provided that any performance-based vesting criteria shall be treated in accordance with the applicable award agreement or applicable equity plan governing the terms of such award.
(b)Other Termination in Connection with a Change of Control. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination at any time within the period beginning two (2) months before a Change of Control and ending twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive the Severance Amount or other benefits under this Section 5.
(c)Termination Apart from a Change of Control. If the Employee’s employment with the Company terminates for any or no reason other than within the period beginning two (2) months before a Change of Control and ending twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive the Severance Amount or other benefits under this Section 5, but may be eligible for those benefits (if any) as set forth in Section 4.
(d)Accrued Wages; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any earned but unpaid base salary due for periods prior to the date of termination and any earned but unpaid bonuses from a prior fiscal year; (ii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.
(e)Non-Solicitation. In consideration of the benefits and protections conferred under this Agreement, Employee agrees that for the Non-solicit Period, the Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Personnel to leave their employment, or take away such Personnel, or attempt to solicit, induce, recruit, encourage or take away such Personnel, either for the Employee or for any other person or entity.
(f)Confidentiality. Employee agrees that they will continue to abide by the confidentiality provisions in the Company’s Employment, Confidential Information and Invention Assignment Agreement, or similar agreement, as executed by the Employee.
6.No Benefits if Bankruptcy/Insolvency Event. In the event of a Bankruptcy/Insolvency Event, the Employee shall not be entitled to receive any Severance Amount or other benefits under this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such Bankruptcy/Insolvency Event.
7.Limitation on Benefits.
(a)    Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Employee under any other employer plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”)

imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Employee received all of the Benefits (such reduced amount is hereinafter referred to as the “Limited Benefit Amount”). Unless the Employee shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as defined below), and in each case, by first eliminating amounts that are subject to Section 409A. Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation.
(b)A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountant or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Employee within five (5) days of the date of termination of the Employee’s employment, if applicable, or such other time as requested by the Company or by the Employee (provided the Employee reasonably believes that any of the Benefits may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to any Benefits, it shall furnish the Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Benefits. Within ten (10) days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee.
(c)For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Employee’s termination of employment constitute deferred compensation subject to Section 409A, and Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6) month period measured from Employee’s separation from service from the Company or (ii) the date of Employee’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee including, without limitation, the additional tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Employee’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
8.    Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.
(b)Employee’s Successors. Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.    Notices.
(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when delivered by U.S. registered or certified mail, return receipt requested and postage prepaid or via overnight courier such as Federal Express or UPS or DHL. In the case of the Employee, mailed notices shall be addressed to them at the home address that they most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
(b)Notice of Termination. Any termination by the Company or by the Employee shall be communicated by a notice of termination to the other party hereto given in accordance with this Section.
10.    Arbitration. Employee and the Company agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement in any way shall be resolved via arbitration as set forth in the Arbitration Agreement signed by Employee and the Company on DATE.
11.    Miscellaneous Provisions.
(a)    No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company other than the Employee. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, concerning such subject matter herein, including but not limited to the Change of Control Severance Agreement, dated as of ________, by and between the Company and Employee.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)Withholding Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed and delivered this Change of Control Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
VOCERA COMMUNICATIONS, INC.
By:
Brent D. Lang, President & Chief Executive Officer
EMPLOYEE
By:         Employee, Title